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                                [LETTERHEAD]



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated February 13, 1998 with respect to the financial statements of Cellular 2000 (A Partnership) as of December 31, 1997 and 1996, and for the years then ended included in or made a part of the Registration
Statement (Form S-4, No. 333-    ) and the related Prospectus of Dobson
Communications Corporation to be filed on or about April 14, 1998 for the registration of 185,575 shares of its 12 1/4% Senior Exchangeable Preferred Stock due 2008.


                                      /s/ Holliday, Lemons, Thomas & Cox, P.C.

Texarkana, Texas
April 13, 1998